Exhibit 23.1

Consent of Independent Accountants

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 25, 2003 relating to the financial statements and financial statement schedule, which appears in Trizec Properties, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2002.

/s/ PricewaterhouseCoopers LLP

Chicago, Illinois
June 25, 2003